Exhibit 23.4

August 4, 2025

To:	Nano Labs Ltd (the “Company”)
Genesis Building, 5th Floor, Genesis Close
PO Box 446
Grand Cayman, KY1-1106
Cayman Islands

Ladies and Gentlemen,

We hereby consent to the reference of our name under the heading “PROSPECTUS SUMMARY”, “LEGAL MATTERS”, “TAXATION” and “ENFORCEABILITY OF CIVIL LIABILITIES” in the Company’s prospectus on Form F-3 (the “Prospectus”) which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of August 2025. We also consent to the filing of this consent letter with the SEC as an exhibit to the Prospectus.

In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

[The following is the signature page.]

Yours faithfully,

/s/ Zhong Lun Law Firm

Zhong Lun Law Firm